Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
American Honda Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.050% Notes due August 20, 2031	457(r) (1)	£300,000,000 (2)		£298,848,000 (3)	.00013810	£41,270.91 (4)

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					£298,848,000 (3)		£41,270.91 (4)

Total Fees Previously Paid

Total Fee Offsets

	Net Fee Due							£41,270.91 (4)

Table of Contents
(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant initially deferred payment of all of the registration fee for a Registration Statement on Form
S-3ASR
(Registration Statement
No. 333-289425),
filed with
th
e Securities and Ex
ch
an
ge Commission on August 8, 2025.

(2)	$400,800,000.00 based on the Sterling/U.S.$ rate of exchange of £1.00/U.S.$1.3360 as of October 10, 2025, as reported by Bloomberg.

(3)	$399,260,928.00 based on the Sterling/U.S.$ rate of exchange of £1.00/U.S.$1.3360 as of October 10, 2025, as reported by Bloomberg.

(4)	$55,137.94 based on the Sterling/U.S.$ rate of exchange of £1.00/U.S.$1.3360 as of October 10, 2025, as reported by Bloomberg.